[UNION DRLLING INC., LOGO OMITTED]

                                                                    NEWS RELEASE

                                      Contacts:    Union Drilling, Inc.
                                                   Christopher D. Strong, CEO
                                                   817-735-8777
                                                   Dan Steigerwald, CFO
                                                   412-257-9390

                                                   DRG&E
                                                   Ken Dennard / Ben Burnham
                                                   713-529-6600

            T.J. GLAUTHIER NAMED TO UNION DRILLING BOARD OF DIRECTORS

         FT. WORTH, TX - April 6, 2006 - Union Drilling, Inc. (NASDAQ: UDRL)
today announced the appointment of T.J. Glauthier to the Company's Board of
Directors. Mr. Glauthier replaces William R. Ziegler, who has stepped down after serving over eight years on the Union Drilling Board of Directors.

         Mr. Glauthier is the Chief Executive of TJG Energy Associates, LLC, a
consulting and executive advisory services company focused on serving clients in the energy sector. Prior to founding TJG Energy Associates, he was President and
CEO of the Electricity Innovation Institute (an affiliate of EPRI) from 2001 to
2004, Deputy Secretary and Chief Operating Officer of the U.S. Department of
Energy (DOE) from 1999 to 2001, and Associate Director for Natural Resources,
Energy and Science of the Office of Management and Budget in the White House
from 1993 to 1998.

         Thomas M. Mercer, Jr., a current Board member, has agreed to serve on the Board's Corporate Governance and Nominating Committee effective immediately, replacing Ziegler.

         Chris Strong, the Company's President and Chief Executive Officer,
stated, "The success of Union Drilling is due in large part to Bill Ziegler's experience as an investor in and builder of oilfield service companies. I would like to thank him for his service to the Board and support of the company's growth since the purchase of its initial 12 rigs in 1997. On a personal note, I would like to thank Bill for being a business mentor during the last seven years of my career. While I regret his departure, I am delighted that T.J. Glauthier has joined our Board. His

consulting and public policy background will bring a new set of perspectives to the Board and we look forward to working with him."

         Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently operates 70 rigs and specializes in unconventional drilling techniques.

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